                                                                  Exhibit 10.7.8

                                STATE OF ILLINOIS
                            DEPARTMENT OF PUBLIC AID

                             AMENDMENT NO. 2 TO THE
                     CONTRACT FOR FURNISHING HEALTH SERVICES
                                      BY A
                           MANAGED CARE ORGANIZATION
                                 2004-24-001-KA2

WHEREAS, the parties to the Contract for Furnishing Health Services by a Managed Care Organization ("CONTRACT"), the ILLINOIS DEPARTMENT OF HEALTHCARE & FAMILY SERVICES (FORMERLY PUBLIC AID), 201 South Grand Avenue East, Springfield, Illinois 62763-0001 (herein referred to as "Department"), acting by and through its Director, and AMERIGROUP ILLINOIS, INC., 211 West Wacker Drive, Suite 1350, Chicago, IL 60606 (hereinafter referred to as "Contractor"), desire to amend the CONTRACT; and

WHEREAS, the Department is statutorily obligated to amend this Contract to achieve net liability savings in its managed care appropriation, and;

WHEREAS, the Department's actuary has certified that the Contract and rates resulting from this amendment are actuarially sound;

NOW THEREFORE, the parties agree to amend the contract as follows:

1. Article V, Section 5.1 of the contract is amended to read as follows effective for dates of service August 1, 2005, and later:

     5.1  SERVICES.

          (a) Amount, Duration and Scope of Coverage. The Contractor shall comply with the terms of 42 C.F.R. Section 438.206(b) and provide or arrange to have provided to all Enrollees all services described in 89 I11. Adm. Code, Part 140 as amended from time to time and not specifically excluded therein or in this Article V, Section 5.1 in accordance with the terms of this Contract. Covered Services shall be provided in the amount, duration and scope as set forth in 89 I11. Adm. Code, Part 140 and this Contract, and shall be sufficient to achieve the purposes for which such Covered Services are furnished. This duty shall commence at the time of initial coverage as to each Enrollee. The Contractor shall, at all times, cover the appropriate level of service (i.e., triage, urgent) for all Emergency Services provided in an emergency room setting. The Contractor shall notify the Department in writing within five (5) days following a change in the Contractor's network of Affiliated Providers that renders the Contractor unable to provide one (1) or more Covered Service(s) in any Contracting Area. The Contractor shall not refer Enrollees to publicly supported health care entities to receive Covered Services, for which the Contractor receives payment from the Department, unless such entities are Affiliated with the Contractor's Plan. Such publicly supported health care entities include, but are not limited to, Chicago Department of Public Health and its clinics, Cook County Bureau of Health Services, and local health departments. The Contractor shall provide a mechanism for an Enrollee to obtain a second opinion from a qualified Provider, whether Affiliated or non-Affiliated, at no cost to the Enrollee.

          (b) Enumerated Covered Services. The Contractor shall have a sufficient number of Affiliated Providers (including Tertiary Care hospital(s) and, where appropriate, advanced practice nurses) in place to provide all of the following services and benefits (which shall be specifically included as Covered Services under this Contract) to Enrollees at all times during the term of this Contract, whenever Medically Necessary, except to the extent services are identified as excluded services pursuant to subsection (e) of this Section 5.1:

          -    Assistive/augmentative communication devices;

          - Audiology services, physical therapy, occupational therapy and speech therapy;

          - Behavioral health services, including subacute alcohol and substance abuse services and mental health services, in accordance with subsection (c) hereof;

          -    Blood, blood components and the administration thereof;

          -    Certified hospice services;

          -    Chiropractic services;

          -    Clinic services (as described in 89 I11. Adm. Code, Part
               140.460);

          -    Diagnosis and treatment of medical conditions of the eye;*

          -    Durable and nondurable medical equipment and supplies;

          -    Emergency Services;

          -    Family planning services;

          -    Home health care services;

          - Inpatient hospital services (including dental hospitalization in case of trauma or when related to a medical condition and acute medical detoxification);

          -    Inpatient psychiatric care;

          - Laboratory and x-ray services; The drawing of blood for lead screening shall take place within the Contractor's Affiliated facilities or elsewhere at the Contractor's expense.**

----------
* Covered Services may be provided by an optometrist operating within the scope of his license.

          -    Medical procedures performed by a dentist;

          -    Nurse midwives services;

          -    Nursing facility services for the first ninety (90) days;***

          - Orthotic/prosthetic devices, including prosthetic devices or reconstructive surgery incident to a mastectomy;

          - Outpatient hospital services (excluding outpatient behavioral health services);

          -    Physicians' services, including psychiatric care;

          -    Podiatric services;

          - Routine care in conjunction with certain investigational cancer treatments, as provided in Public Act 91-0406;

          - Services required to treat a condition diagnosed as a result of EPSDT services, in accordance with 89 I11. Adm. Code 140.485;

          - Services to Prevent Illness and Promote Health in accordance with subsection (d) hereof;

          - Transplants covered under 89 I11. Adm. Code 148.82 (using transplant providers certified by the Department, if the procedure is performed in the State); and

          -    Transportation to secure Covered Services,

          (c)  Behavioral Health Services.

               (1) The Contractor will provide the following behavioral health services, which are Covered Services:

          - Inpatient psychiatric or substance abuse services that are provided in general hospital medical units;

----------
** All laboratory tests for children being screened for lead must be sent for analysis to the Illinois Department of Public Health's laboratory.

*** Contractors will be responsible for covering up to a maximum of ninety (90) days nursing facility care (or equivalent care provided at home because a skilled nursing facility is not available) annually per Enrollee. Periods in excess of ninety (90) days annually will be paid by the Department according to its prevailing reimbursement system.

          - Inpatient psychiatric services provided in a hospital that is a psychiatric hospital or a distinct psychiatric unit, as defined in 89 Ill. Adm. Code 148.40(a)(1);

          - Inpatient ACUTE alcoholism and substance abuse treatment (detoxification);

          - Hospital-based organized clinic services referred to as outpatient treatment psychiatric services for Type A and Type B Psychiatric Clinic Services, as defined in 89 Ill. Adm. Code 148.140(b)(1)(E);

          - Behavioral health services provided by Physicians, including psychiatrists; and

          - Laboratory services provided on an outpatient basis for behavioral health, even if ordered by a behavioral health provider in connection with the provision of treatment that is excluded from Covered Services.

               (2) If an Enrollee presents himself to the Contractor for behavioral health services, or is referred through a third party, the Contractor will complete a behavioral health assessment.

          - If the assessment indicates that all services needed are within the scope of Covered Services, the Contractor will arrange for the provision of all such Covered Services.

          - If the assessment indicates that outpatient services are needed beyond the scope of Covered Services, the Contractor will explain to the Enrollee the services needed and the importance of obtaining them and provide the Enrollee with a list of Community Behavioral Health Providers (CBHP). The Contractor will assist the Enrollee in contacting a CBHP chosen by the Enrollee, unless the Enrollee objects.

          - If a Enrollee obtains needed comprehensive services through a CBHP, the Contractor will be responsible for payment for laboratory services in connection with the comprehensive services provided by the CBHP. The Contractor shall not be liable for other Covered Services provided by the CBHP. The Contractor may require that laboratory services are provided by Providers that are Affiliated with Contractor.

          (d) Services to Prevent Illness and Promote Health. The Contractor shall make documented efforts to provide initial health screenings and preventive care to all Enrollees. The Contractor shall provide, or arrange to provide, the following Covered Services to all Enrollees, as appropriate, to prevent illness and promote health:

               (1) EPSDT services in accordance with 89 Ill. Adm. Code 140.485 and described in this Article V, Section 5.12(a);

               (2) Preventive Medicine Schedule which shall address preventive health care issues for Enrollees twenty-one (21) years of age or older (Article V, Section 5.12(b));

               (3) Maternity care for pregnant Enrollees (Article V, Section 5.12(c)); and

               (4) Family planning services and supplies, including physical examination and counseling provided during the visit, annual physical examination for family planning purposes, pregnancy testing, voluntary sterilization, insertion or injection of contraceptive drugs or devices, and related laboratory and diagnostic testing (except to the extent an Enrollee has chosen to obtain such services and supplies from a non-Affiliated Provider, in which case the Department shall be responsible for providing payment for such services).

          (e) Exclusions from Covered Services. In addition to those services and benefits excluded from Covered Services by 89 Ill. Adm. Code, Part 140, as amended from time to time, the following services and benefits shall NOT be included as Covered Services:

               (1) Dental services;

               (2) Mental health clinic services as provided through a community behavioral health provider as identified in 89 Ill. Adm. Code 140.452 and
     140.454 and further defined in 59 Ill. Adm. Code, Part 132 "Medicaid Community Mental Health Services Program.";

               (3) Subacute alcoholism and substance abuse treatment services as provided through a community behavioral health provider as identified in 89 Ill. Adm. Code 148.340(a) and further defined in 77 Ill. Adm. Code 2090;

               (4) Routine examinations to determine visual acuity and the refractive state of the eye, eyeglasses, other devices to correct vision, and any associated supplies and equipment. The Contractor shall refer Enrollees needing such services to Providers participating in the Medical Assistance Program able to provide such services, or to a central referral entity that maintains a list of such Providers;

               (5) Nursing facility services, or equivalent care provided at home because a skilled nursing facility is unavailable, beginning on the ninety-first (91st) day of service in a calendar year;

               (6) Services provided in an Intermediate Care Facility for the Mentally Retarded/Developmentally Disabled and services provided in a nursing facility to mentally retarded or developmentally disabled Participants;

               (7) Early intervention services, including case management, provided pursuant to the Early Intervention Services System Act (325 ILCS 20 et seq.);

               (8) Services provided through school-based clinics as such clinics are defined by the Department;

               (9) Services provided through local education agencies that are enrolled with the Department under an approved individual education plan
     (IEP);

               (10) Services provided under Section 1915(c) home and community-based waivers;

               (11) Services funded through the Juvenile Rehabilitation Services Medicaid Matching Fund;

               (12) Services that are experimental and/or investigational in nature;

               (13) Services provided by a non-Affiliated Provider and not authorized by the Contractor, unless this Contract specifically requires that such services be covered;

               (14) Services that are provided without first obtaining a required referral or prior authorization as set forth in the Enrollee handbook;

               (15) Medical and/or surgical services provided solely for cosmetic purposes;

               (16) Diagnostic and/or therapeutic procedures related to infertility/sterility; and

               (17) Pharmacy services.

          (f) Limitations on Covered Services. The following services and benefits shall be limited as Covered Services:

               (1) Termination of pregnancy shall be provided only as allowed by applicable State and federal law (42 C.F.R. Part 441, Subpart E). In any such case, the requirements of such laws must be fully complied with and DPA Form 2390 must be completed and filed in the Enrollee's medical record. Termination of pregnancy shall not be provided to KidCare Enrollees.

               (2) Sterilization services may be provided only as allowed by State and federal law (see 42 C.F.R. Part 441, Subpart F). In any such case, the requirements of such laws must be fully complied with and a DPA Form 2189 must be completed and filed in the Enrollee's medical record.

               (3) If a hysterectomy is provided, a DPA Form 1977 must be completed and filed in the Enrollee's medical record.

          (g) Right of Conscience. The parties acknowledge that pursuant to 745 ILCS 70/1 et seq., a Contractor may choose to exercise a right of conscience by not rendering certain Covered Services. Should the Contractor choose to exercise this right, the Contractor must promptly notify the Department of its intent to exercise its right of conscience in writing. Such notification shall contain the services that the Contractor is unable to render pursuant to the exercise of the right of conscience. The parties agree that at that time the Department shall adjust the Capitation payment to the Contractor and amend the contract accordingly.

          Should the Contractor choose to exercise this right, the Contractor must notify Potential Enrollees, Prospective Enrollees and Enrollees that it has chosen to not render certain Covered Services, as follows:

               (1) To Potential Enrollees, prior to Enrollment;

               (2) To Prospective Enrollees, during Enrollment; and

               (3) To Enrollees, within ninety (90) days after adopting a policy with respect to any particular service that previously was a Covered Service.

          (h)  Emergency Services.

               (1) The Contractor shall cover Emergency Services for all Enrollees whether the Emergency Services are provided by an Affiliated or non-Affiliated Provider.

               (2) The Contractor shall not impose any requirements for prior approval of Emergency Services. If an Enrollee calls the Contractor to request Emergency Services, such call shall receive an immediate response.

               (3) The Contractor shall cover Emergency Services for Enrollees who are temporarily away from their residence and outside the Contracting Area for all Emergency Services to which they would be entitled within the Contracting Area.

               (4) The Contractor shall have no obligation to cover medical services provided on an emergency basis that are not Covered Services under this Contract.

               (5) Elective care or care required as a result of circumstances that could reasonably have been foreseen prior to the Enrollee's departure from the Contracting Area are not covered. Unexpected hospitalization due to complications of pregnancy shall be covered. Routine delivery at term outside the Contracting Area, however, shall not be covered if the Enrollee is outside the Contracting Area against medical advice unless the Enrollee is outside of the Contracting Area due to circumstances beyond her control. The Contractor must educate the Enrollee of the medical and financial implications of leaving the Contracting Area and the importance of staying near the treating Provider throughout the last month of pregnancy.

               (6) The Contractor shall provide ongoing education to Enrollees regarding the appropriate use of Emergency Services.

               (7) The Contractor shall not condition coverage for Emergency Services on the treating Provider notifying the Contractor of the Enrollee's screening and treatment within ten (10) calendar days of presentation for Emergency Services.

               (8) The determination of whether or not an Enrollee is sufficiently Stabilized for discharge or transfer to another facility shall be binding on the Contractor.

          (i) Post-Stabilization Services. The Contractor shall cover Post-Stabilization Services provided by an Affiliated or non-Affiliated Provider in any the following situations: (a) the Contractor authorized such services; (b) such services were administered to maintain the Enrollee's stabilized condition within one (1) hour of a request to the Contractor for authorization of further Post-Stabilization Services; or (c) the Contractor does not respond to a request to authorize further Post-Stabilization Services within one (1) hour, the Contractor could not be contacted, or the Contractor and the treating Provider cannot reach an agreement concerning the Enrollee's care and an Affiliated Provider is unavailable for a consultation, in which case the treating Provider must be permitted to continue the care of the Enrollee until an Affiliated Provider is reached and either concurs with the treating Provider's plan of care or assumes responsibility for the Enrollee's care.

          (j) Additional Services or Benefits. The Contractor shall obtain prior approval from the Department before offering any additional service or benefit not required under this Contract to all Enrollees. The Contractor shall notify Enrollees before discontinuing an additional service or benefit. The notice to Enrollees must be approved in advance by the Department. The Contractor shall continue any ongoing course of treatment for an Enrollee then receiving such service or benefit.

          (k) Telephone Access. The Contractor shall establish a toll-free twenty-four (24) hour telephone number to confirm eligibility for benefits and seek prior approval for treatment where required under the Plan, and shall assure twenty-four (24) hour access, via telephone(s), to medical professionals, either to the Plan directly or to the Primary Care Providers, for consultation to obtain medical care. The Contractor must also make a toll-free number available, at a minimum during the business hours of 9:00 a.m. until 5:00 p.m. on regular business days. This number also will be used to confirm eligibility for benefits, for approval for non-emergency services and for Enrollees to call to request Site, Primary Care Provider, or Women's Health Care Provider changes, to make complaints or grievances, to request disenrollment and to ask questions. The Contractor may use one toll-free number for these purposes or may establish two separate numbers.

2. Any references in the contract to pharmacy services inconsistent with the changes in Article V, Section 5.1 for dates of service August 1, 2005 or later shall be read in a manner consistent with the changes in Article V,
     Section 5.1.

3.   The following provision is added to the contract at Article VII, Section
     7.12:

     7.12 MEDICAL LOSS RATIO GUARANTEE

          (a) For each calendar quarter that this contract is in effect, effective with the quarter beginning April 1, 2005, if the Contractor's Medical Loss Ratio (MLR) is less than 82%, the Department will recover by deduction from future payments a percentage of the quarter's premium revenue equal to the difference between the reported MLR and 82%.

          (b) Medical Loss Ratio shall be calculated by dividing total hospital and medical expenses incurred in Illinois by premium revenue paid by the Department. Premium revenue for a quarter shall be the premium revenue accrued, including Hospital Delivery Case Rate Payments. Expenses reported as Incurred But Not Reported (IBNR) shall be subject to review by the Department for actuarial soundness. All elements of reports used to calculate MLR are subject to audit by the Department. Audits may be ordered by the Department within

30 days of Departmental receipt of each quarterly report, and audits shall encompass the total subject matter of that report.

          (c) Hospital and medical expenses are the incurred costs of providing direct care to Enrollees for Covered Services. Outreach and general education are not included in medical expenses.

          (d) At the end of the four quarters ending March 31, 2006, the Department will review the Contractor's MLR for the full four quarters and recover or reconcile previous recoveries so that the Department has recovered the percentage of the total premium revenue for the four quarters equal to the difference between the cumulative MLR below 82% and 82%. Reconciliation shall consist of payment by the Contractor of any difference below the annualized 82% MLR not previously deducted, or repayment to the Contractor of deductions over the annualized 82% MLR previously made by the Department. A similar reconciliation will be performed at the end of each four quarters or the termination of any contractual relationship between the parties. Notwithstanding the provisions of section 7.12(b), the Department may order an audit of the reporting for the full four quarters within 45 days of Departmental receipt of a cumulative report of the four quarters.

          (e) The Contractor shall report all information necessary to effectuate this section in a format and on a schedule consistent with NAIC guidelines. The Department may request additional supporting information necessary to effectuate this section, and the Contractor shall report this information to the Department in a timely manner.

          (f) For purposes of calculating the Contractor's MLR, for the quarter beginning April 1, 2005, and for the month of July 2005, premium revenue will be adjusted to remove premium revenue for pharmacy services in excess of Contractor's costs for pharmacy services.

4. Attachment I shall be deleted and replaced by the attached First Amended Attachment I. Each reference to Attachment I in the Contract shall be replaced with a reference to First Amended Attachment I.

All other terms and conditions of the CONTRACT shall remain in full force and effect.

IN WITNESS WHEREOF, the parties have hereunto caused this agreement to amend the CONTRACT to be executed by their duly authorized representatives, effective August 1, 2005.

DEPARTMENT OF HEALTHCARE &              AMERIGROUP ILLINOIS, INC.
FAMILY SERVICES


By:                                     By:
    ---------------------------------       ------------------------------------
    Barry S. Maram
                                        Printed Name:
                                                      --------------------------
Title: Director                         Title:
                                               ---------------------------------
Date:                                   Date:
      -------------------------------         ----------------------------------
                                        Fein:
                                              ----------------------------------

                           FIRST AMENDED ATTACHMENT I

                                  RATE SHEETS

(a)  Contractor Name: AMERIGROUP Illinois, Inc.

     Address:         211 West Wacker Drive, Suite 1350
                      Chicago, IL 60606

(b)  Contracting Area(s) Covered by the Contractor and Enrollment Limit:

Contracting Area   Enrollment Limit
----------------   ----------------
    Region IV           100,000

(c)  Total Enrollment Limit for all Contracting Areas: 100,000

(d)  Threshold Review Levels: 80,000

(e) Standard Capitation Rates for Enrollees, effective AUGUST 1, 2003 through JULY 31, 2005:

                         Region I    Region II   Region III   Region IV    Region V
      Age/Gender           (N.W.     (Central     (Southern     (Cook      (Collar
      Mo = month         Illinois)   Illinois)    Illinois)    County)    Counties)
      Yr = year             PMPM       PMPM         PMPM         PMPM        PMPM
----------------------   ---------   ---------   ----------   ---------   ---------
0-3Mo                    $1,152.25   $1,178.77    $1,242.71   $1,244.64    $854.58
4Mo-1Yr                     127.81      117.63       165.94      125.04     108.35
2Yr-5Yr                      63.77       67.81        71.74       58.67      56.28
6Yr-13Yr                     72.08       79.78        75.18       58.18      57.47
14Yr-20Yr, Male             115.93      135.96       131.18       90.67     142.60
14Yr-20Y, Female            148.51      157.40       155.15      112.48     119.82
21Yr-44Yr, Male             161.79      216.53       201.90      164.23     159.43
21Yr-44Yr, Female           217.61      228.14       237.13      185.81     184.20
45Yr+ Male and Female       437.86      486.40       476.29      359.61     409.17


                                   Att. I - 1

     Standard Capitation Rates for Enrollees, effective AUGUST 1, 2005 through JULY 31, 2006:

                         Region I    Region II   Region III   Region IV    Region V
      Age/Gender           (N.W.      (Central    (Southern     (Cook      (Collar
      Mo = month         Illinois)   Illinois)    Illinois)    County)    Counties)
      Yr = year             PMPM        PMPM        PMPM         PMPM        PMPM
----------------------   ---------   ---------   ----------   ---------   ---------
0-3Mo                    $1,342.61   $1,178.83    $1,271.32   $1,369.28    $948.46
4Mo-1Yr                     121.62      109.83       154.41      117.41      99.27
2Yr-5Yr                      53.51       57.02        59.41       51.49      49.60
6Yr-13Yr                     49.37       51.29        52.22       45.53      42.00
14Yr-20Yr, Male              85.90       92.02        85.37       70.16     100.73
14Yr-20Y, Female            127.53      128.58       123.97       94.84      98.76
21Yr-44Yr, Male             113.28      161.06       139.13      121.91     110.33
21Yr-44Yr, Female           164.91      167.03       168.42      148.97     141.81
45 Yr+ Male and Female      277.48      310.00       275.75      258.08     273.13

(f)  Hospital Delivery Case Rate, effective AUGUST 1, 2003 through JULY 31,
     2005:

Hospital Delivery Case
           Rate
      (per delivery)     $3,196.12   $3,104.66   $3,281.22   $3,748.33   $3,276.03

     Hospital Delivery Case Rate, effective AUGUST 1, 2005 through JULY 31,
2006:

Hospital Delivery Case
           Rate
      (per delivery)     $3,008.88   $2,900.77   $3,100.59   $3,431.08   $3,113.07


                                   Att. I - 2